Exhibit 99.1

CANOO NAMES AMBASSADOR JOSETTE SHEERAN PRESIDENT

Justin, TX (July 26, 2021) – Canoo (Nasdaq: GOEV), a company manufacturing breakthrough electric vehicles (EVs), announced that Tony Aquila, investor, Chairman & CEO and the Board of Directors, has appointed board member, Ambassador Josette Sheeran, as President, effective today, Monday, July 26, 2021.

“I’ve gotten to know Josette over the last year since investing in Canoo, recruiting her to the board, and being able to work alongside her during the state selection process on our innovative advanced mega- micro manufacturing factory in Oklahoma,” said Tony Aquila, Chairman & CEO, Canoo Inc. “She brings vast experience in US and global negotiations, supply chains, financing and partnerships and, in joining us full-time, will help me to build out the company to become the global leader in mobility to bring EV’s to everyone.“

EV requires great thought and strong commitment. Josette has long shared a passion for lifting up working class people, creating jobs, advancing sustainable technologies and working closely with state, municipal and federal governments. In her additional duties as President, she will work with Canoo Inc. Chairman and CEO to build a globally experienced team to drive market share and to partner with businesses and governments to advance Canoo’s ESG commitment to make electric vehicles and support sustainable infrastructure available to the masses.

“I’ve been honored to work closely with Tony and the board as we repositioned Canoo to bring EVs to working people and transform the future of mobility.  I accepted this position because of Tony’s passionate commitment, drive and experience and because of the deeply talented and committed team of innovators at Canoo,” said Josette Sheeran, President, Canoo Inc. “Tony has globally deployed game-changing technology before, and I am excited to help him do this here at Canoo. Creating thousands of jobs for the benefit of America and a more sustainable future is just the beginning. I’m eager to further contribute to advancing Canoo’s breakthrough solutions.”

On December 21, 2020, Josette joined the Canoo Board of Directors. She also served as a member of the Canoo Nominating & Corporate Governance Committee and the Compensation Committee until today’s announcement. The company is actively working to fill this role.

Josette Sheeran is President of Canoo Inc. and is a member of the Board of Directors. She is an international leader, decorated diplomat, humanitarian and has led negotiations on trade, intellectual property, supply chains, technology, labor and the environment across the world. As head of the World Food Program, which was awarded the Nobel Peace Prize in 2020, she led the world's biggest humanitarian supply chains, with more than 15,000 staff and logistics serving more than 90 nations faced with disasters and wars. She has raised financial support for public and private partnerships worth more than $1b bringing innovative solutions to the world's most pressing challenges. Since February 2021 she has served as the Executive Chair of the McCain Institute for International Leadership. Previously, Josette served as Vice Chair of the World Economic Forum; UN Special Envoy, leading a successful effort to end a cholera epidemic in Haiti; Executive Director of the United Nations World Food Program; United States Under Secretary for Economic, Energy and Agricultural Affairs under President George W. Bush; Deputy U.S. Trade Representative and Ambassador covering Asia, Africa, labor, environment, intellectual property, and trade capacity building. She also served as the President and CEO of the Asia Society, a global non-profit focused on policy, sustainability, conflict resolution, culture, and education and as a fellow at Harvard University’s Belfer Center. In 2011, she was recognized by Forbes as the 30th most powerful woman in the world.

About Canoo

Canoo has developed breakthrough electric vehicles that are reinventing the automotive landscape with bold innovations in design, pioneering technologies, and a unique business model that defies traditional ownership to put customers first. Distinguished by its experienced team – totaling over 500 employees from leading technology and automotive companies – Canoo has designed a modular electric platform purpose-built to deliver maximum vehicle interior space and adaptable to support a wide range of vehicle applications for consumers and businesses. For more information, please visit www.canoo.com. For Canoo press materials, including photos, please visit press.canoo.com. For investors, please visit investors.canoo.com.

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Media Contact:

Kristie Burns

Media Relations

Kristie.Burns@canoo.com